UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 24, 2009

CardioNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33993	33-0604557
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

227 Washington Street #300 Conshohocken, PA		19428
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2009, we entered into a letter agreement with Randy Thurman pursuant to which Mr. Thurman agreed to serve as our Interim President and Chief Executive Officer (“Interim CEO”).

On February 25, 2009, we announced that we entered into an employment agreement (the “Employment Agreement”) with Mr. Thurman which provides that he will serve as our President and Chief Executive Officer, and remain as the Chairman of our Board of Directors.  A copy of the press release is attached as Exhibit 99.1.

The Employment Agreement commenced on February 24, 2009 and continues until terminated in accordance with its terms.  Except with respect to the continued vesting of equity grants previously made to Mr. Thurman while serving as Executive Chairman of our Board of Directors or the Interim CEO, the Employment Agreement supersedes and replaces (i) the letter agreement we previously entered into with Mr. Thurman dated January 28, 2009 regarding the terms and conditions of Mr. Thurman’s service as the Interim CEO, and (ii) the letter agreement we previously entered into with Mr. Thurman dated July 7, 2008 regarding the terms and conditions of Mr. Thurman’s service as Executive Chairman of our Board of Directors.

Pursuant to the terms of the Employment Agreement, Mr. Thurman is entitled to a base salary of $500,000.  Mr. Thurman will also receive a bonus payment for the 2008 fiscal year equal to $450,000, in consideration of the 2008 incentive and equity compensation Mr. Thurman will forfeit from his prior employer (subject to pro rata repayment if Mr. Thurman voluntarily resigns or is terminated for cause prior to February 24, 2010).  Beginning with the 2009 fiscal year, Mr. Thurman will be eligible to participate in our Management Incentive Plan and Long Term Incentive Plan in accordance with the terms of those plans.  Mr. Thurman’s target annual bonus opportunity under the Management Incentive Plan will be 100% of base salary and Mr. Thurman’s target dollar value for purposes of the Long Term Incentive Plan will be 200% of base salary.  Contemporaneously with his entry into the Employment Agreement, Mr. Thurman received a restricted stock unit award with respect to 50,000 shares of our common stock and a stock option to purchase 500,000 shares of our common stock.  In each case, the equity awards are subject to the restrictions and conditions set forth in our 2008 Equity Incentive Plan and will vest in equal annual installments of 25% a year over 4 years beginning with the first anniversary of the date of grant; provided that Mr. Thurman remains in continuous service as of each applicable vesting date.  The vested restricted stock units will be distributed in the form of common stock on the earliest to occur of Mr. Thurman’s death, Disability (as defined in the 2008 Equity Incentive Plan) or “separation from service” (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)), or a 409A Change in Control, which means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in the Code. If a corporate transaction occurs (as defined in the Employment Agreement) while Mr. Thurman is employed by the Company, all of his outstanding equity awards will become fully vested and exercisable (to the extent applicable).  Although Mr. Thurman will no longer be a non-employee member of our Board of Directors, during the term of the Employment Agreement he agreed to continue to comply with the sale restrictions and holding requirements applicable to our non-employee directors.

The Employment Agreement provides that in the event we terminate Mr. Thurman without “cause” or Mr. Thurman resigns for “good reason” (each as defined in the Employment Agreement), we will pay to Mr. Thurman severance benefits that consist of the following: (i) base salary and accrued and unused vacation earned through the date of his termination; (ii) an amount equal to two times (2.0x) his base salary at the rate in effect at the time of termination plus two times (2.0x) his on-target annual performance incentive bonus in effect for the year of termination, such amount to be paid in 24 monthly installments. Mr. Thurman will also be eligible for continued participation in our medical, dental and vision plans for a period of up to 24 months.  Mr. Thurman’s receipt of the amount described in clause (ii) above and the continued participation in our medical, dental and vision plans are contingent upon his execution and non-revocation of a release of claims in the form attached to the Employment Agreement.

If an excise tax under sections 280G and 4999 of Internal Revenue Code is triggered by any payment upon a change in control, Mr. Thurman will receive a modified amount which will be either the largest portion of the payments that would result in no portion of the payments being subject to the excise tax or the entire amount of the payments plus an additional partial gross-up payment such that after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), Mr. Thurman will receive, on an after tax basis, an amount equal to one-half of the excise tax that would be imposed on the payment if the full payment was made.

As a condition of Mr. Thurman’s employment as President and Chief Executive Officer, he must execute and abide by the Company’s Proprietary Information and Inventions Agreement.  Under the Employment Agreement Mr. Thurman will be subject to non-competition restrictions for the term of his employment and during any period thereafter in which he is receiving severance benefits.

Mr. Thurman’s employment with us is at will and may be terminated by us at any time and for any reason, or for no reason.  Upon any termination by us, Mr. Thurman agrees to resign all positions, including as an officer and, if applicable, as a director or member of the board or any committee thereof.

The foregoing description of the Employment Agreement between us and Mr. Thurman is qualified in its entirety by reference to the copy of the Employment Agreement which is attached as Exhibit 99.2 and which is incorporated by reference herein.

Mr. Thurman, 59, has served as our Executive Chairman and a member of our Board of Directors since July 2008.  From January 28, 2009 to February 23, 2009, Mr. Thurman served as our Interim President and Chief Executive Officer.  Since May 2008 Mr. Thurman has served as an advisor to New Mountain Capital, LLC, a private and public equity investment firm.  From July 2007 through June 2008 Mr. Thurman served as a consultant to Cardinal Health, Inc., a global healthcare provider. From April 2001 until its acquisition by Cardinal Health, Inc. in July 2007, Mr. Thurman served as Chief Executive Officer of VIASYS Healthcare Inc., a healthcare technology company. Mr. Thurman also served as Chairman of the Board of Directors and President of VIASYS Healthcare Inc. from November 2001 and July 2004, respectively, until the time of its acquisition by Cardinal Health, Inc. From 1996 to April 2001, Mr. Thurman served as Chairman and Chief Executive Officer of Strategic Reserves LLC, a privately held company providing funding and strategic direction to healthcare technology companies. From 1993 to 1996, Mr. Thurman was Chairman and CEO of Corning Life Sciences, Inc., which was a global leader in clinical laboratory testing, pharmaceutical research and esoteric reference testing. Concurrent with the aforementioned positions, Mr. Thurman served as Chairman of the Board of Directors of Enzon Pharmaceuticals, Inc. from 1994 to 2001. From 1984 to 1993, Mr. Thurman held various positions at Rhone-Poulenc Rorer Pharmaceuticals, Inc., a global pharmaceutical company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Title
99.1	Press Release by the Company, dated February 25, 2009
99.2	Employment Agreement, dated February 24, 2009, between Randy Thurman and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioNet, Inc.

February 27, 2009	By:	/s/ Martin P. Galvan

Name: Martin P. Galvan
Title: Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title
99.1	Press Release by the Company, dated February 25, 2009
99.2	Employment Agreement, dated February 24, 2009, between Randy Thurman and the Company